UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): February 8, 2001
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                        Capital Senior Living Corporation
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             (Exact name of registrant as specified in its charter)


         Delaware                     1-1744500                   75-2678809
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(State or other jurisdiction      (Commission File             (IRS Employer
     of incorporation)                Number)                Identification No.)

14160 Dallas Parkway, Suite 300, Dallas, Texas                    75240
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:  (972) 770-5600
                                                     --------------

                                (Not Applicable)
         (Former name or former address, if changed since last report)





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ITEM 5.  OTHER EVENTS

         On February 8, 2001, Capital Senior Living Corporation, a Delaware corporation (the "Company"), notified ILM II Senior Living Inc., a Virginia finite life corporation, in writing of its termination of the pending merger ("Merger") with ILM II, in accordance with the provisions contained in that certain Amended and Restated Agreement and Plan of Merger, dated October 19, 1999, as amended on April 18, 2000, and further amended on November 28, 2000 (the "Merger Agreement"), by and among the Company, Capital Senior Living Acquisition LLC, a Delaware limited liability company, and ILM II.

         Representatives from ILM II had previously orally notified the Company about an issue that had arisen concerning the so-called "built-in gain tax" to which ILM II is subject. The issue is more fully described in ILM II's Annual Report on Form 10-K (the "Annual Report") filed by ILM II with the Securities and Exchange Commission on January 31, 2001. Footnote 2 to the audited financial statement of ILM II filed as a part of the Annual Report provides in pertinent part the following:

          Based upon advice from [ILM II's] financial advisors, commencing in 1996, [ILM II] has acted as though it had made an election in its 1996 tax return to allow [ILM II] to avoid a corporate level tax upon its conversion from a C-Corporation to a Real Estate Investment Trust. Because proof of a formal election has not been obtained, [ILM II] is pursuing administrative relief with the Internal Revenue Service to ensure the availability of the benefits of this election. Although [ILM II] believes that it had a legitimate basis to make this election, in part, based upon the advice of its financial advisors, ultimate resolution of this matter is at the discretion of the Internal Revenue Service. If unsuccessful, [ILM II] could be liable for up to $2.7 million of additional penalties and interest.

         The aforementioned $2.7 million of additional penalties and interest are in addition to the "built-in gain tax" of "as much as $2.3 million" as stated in ILM II's Annual Report. Furthermore, if the Internal Revenue Service (the "IRS") does not grant the relief sought by ILM II, the Company would be unable to offset ILM II's "built-in gain tax" against net operating losses by ILM II of approximately $4.2 million that were incurred after the conversion of ILM II Holding, Inc., a Virginia finite-life corporation, into a real estate investment trust.

         As stated by the Company in its termination letter, ILM II can neither estimate with certainty the timing of such resolution with respect to this tax issue nor assure the Company as to the outcome of the matter. If relief is not received from the IRS, the additional tax liability and inability by the Company to use the net operating losses as an offset would represent a material adverse change which would have a Material Adverse Effect (as defined in the Merger Agreement). In addition, awaiting the resolution of these matters by the IRS would make completion of the financing associated with the Merger Agreement prior to the outside termination date of March 31, 2001 impossible. Accordingly, the Merger Agreement was terminated in accordance with the provisions of Section 7.1(i)(i) of the Merger Agreement as a result of the occurrence and existence of events, changes, set of circumstances or conditions having, or which reasonably could be likely to have, a Material Adverse Effect.

         Notwithstanding the foregoing, the Company continues to manage the five ILM II communities pursuant to the existing management agreement.

         A copy of the termination letter is filed herewith as Exhibit 99.1 and the complete text thereof is incorporated by reference in this Item 5.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                    (a)  Not applicable.

                    (b)  Not applicable.

                    (c) The following Exhibits are filed as a part of this Current Report on Form 8-K:

99.1     Letter, dated February 8, 2001.
99.2     Press Release of Capital Senior Living Corporation,  dated February 8,
         2001.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CAPITAL SENIOR LIVING CORPORATION



Date: February 22, 2001                By:  /s/ Ralph A. Beattie
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                                          Ralph A. Beattie
                                          Chief Financial Officer